EXHIBIT 99.1

A Study Commissioned By The Israeli Air Force, Using GlassesOff App,

Shows Air Force Pilots Gain Significant Improvement In Visual Acuity, Image Processing Speed

*** Data Presented Today At The Annual Meeting Of
The American Academy Of Ophthalmology ***

NEW YORK – October 20, 2014, GlassesOff Inc. (OTCBB: GLSO) today announced that statistically significant interim results from a study commissioned by the Israeli Air Force (IAF) demonstrated significant improvements in critical visual functions of IAF pilots through the use of the GlassesOff mobile app. The data will be presented today at the annual meeting of the American Academy of Ophthalmology. By using the GlassesOff mobile app, currently available on the AppStore and Google Play, the IAF pilots in the study improved across multiple visual functions, including 35% improvement in visual acuity and 24% improvement in image processing speed.

The study was commissioned by the IAF and conducted in collaboration with the IAF’s Israeli Aeromedical Unit (IAMU). Yuval Levy, MD, Vice Director of the Wolfson Medical Center in Israel and former Commander of the IAMU, is the principal investigator of the study. The primary objective of the study is improvement in near visual acuity of Air Force pilots using the GlassesOff mobile app, resulting in the enhancement of operations capabilities.

“I believe these effects will result in operational benefits for Air Force pilots,” stated Dr. Levy. “By improving visual stimuli response rates and increasing visual field size, Air Force pilots would identify faster and react quicker to objects rapidly entering the pilots’ visual field, such as missiles or other aircraft. In addition, they are expected to have better performance while using night vision goggles or helmet display.”

Nimrod Madar, CEO of GlassesOff, stated, "We are very pleased to have collaborated with the Israeli Air Force, and the study results. Similarly to top athletes, Air Force pilots typically have superior vision skills compared to age-matched civilians, making it that much more challenging to help them achieve significant visual acuity and image processing speed improvements. We believe that our current and future products will assist professional athletes and anyone else who is engaged in sports that require fast image processing speed, such as baseball, basketball, football, tennis, martial arts and others, to become better at their sport by helping them react faster and more accurately to challenging game situations.”

Study participants, IAF pilots and co-pilots, were given extensive vision exams prior to beginning the GlassesOff program. Based on IAF protocol and the initial vision exams, study participants included pilots who had symptoms of age-related decline in near vision and would likely soon require reading glasses for flights, and pilots who were already required to wear reading glasses during flights.

The study participants engaged in three, 12-15 minute sessions a week of playing the GlassesOff app over a 2-4 month period. Thirty-two pilots and co-pilots completed the GlassesOff program, and 28 were given an extensive vision exam post-program completion. The study results demonstrated a significant 35% improvement in visual acuity (P<0.001) and 24% improvement in image processing speed (P=0.001).

More than 70% of the participants self-reported substantial changes in their near visual acuity and 60% self-reported improved reaction times.

This data will be presented at the annual meeting of the American Academy of Ophthalmology in Chicago, IL on October 20 at 12:30 pm CST.

About IAMU

Israeli Aeromedical Unit (IAMU) is a unit of the Israeli Air Force responsible for pilots’ well-being from the very beginning of their service during classification stages; pilots’ basic training course; and operational flights. In military aviation, pilots are exposed to extreme physiological situations that can adversely affect the human body: G force; loss of conscious due to lack of oxygen (hypoxia); altitude sickness; and increases and decreases in pressures and vibrations. Throughout the years, the IAMU has been training and qualifying IAF doctors in physiology and other medical disciplines.

About American Academy of Ophthalmology

The American Academy of Ophthalmology is the largest national membership association of Ophthalmologists who provide comprehensive eye care, including medical, surgical and optical care.

About GlassesOff

GlassesOff Inc. (OTCBB:GLSO) is public, a neuroscience technology company, utilizing patented technology to develop and commercialize consumer-oriented software applications. The Company is developing and commercializing next generation vision sharpness applications. GlassesOff has developed a proprietary, patent protected neuroscience technology platform to improve near vision sharpness, by improving the image processing function in the visual cortex of the brain. The GlassesOff™ product aims to eliminate the dependency on reading glasses of people of the age of 40 and older who experience the inevitable age-related changes in their near vision sharpness. The GlassesOff™ app was named one of the top Emerging Breakthroughs in Science and Technology for 2013 by Reader’s Digest Magazine.

Safe Harbor Statement: This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would,” “intends,” “estimates,” “suggests,” “has the potential to” and other words and phrases of similar meaning, including statements regarding the results of effectiveness of GLASSESOFF’s applications. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect GLASSESOFF’s business and prospects, including the risks that GLASSESOFF may not succeed in generating any revenues or developing any commercial products, that the products may not achieve the expected results or effectiveness, and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in GLASSESOFF’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

GlassesOff Inc.

Nimrod Madar, President and CEO

Tel: +1 855 393 7243

Email: media@glassesoff.com

Source: GlassesOff Inc.

Released October 20, 2014